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                                                               EXHIBIT (o)(1)(A)

                                    AMENDMENT

                  TO MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3
                                       FOR
                        MAINSTAY INSTITUTIONAL FUNDS INC.



         WHEREAS, the MainStay Institutional Funds Inc. (the "Company"), on behalf of the separate series of the Company (the "Funds"), has a multiple class plan, which the Company adopted on June 6, 1995 and amended as of March 4, 1997 (the "Plan") and pursuant to which shares of the Funds are issued in two classes, designated as "Institutional" class and "Institutional Service" class shares; and

         WHEREAS, the Company wishes to rename these classes the "No-Load" class and "Service" class, respectively; and

         WHEREAS, the Company has authorized three new series of the Company -- the Mid-Cap Core Fund, the Core Bond Plus Fund, and the Tax Free Bond Fund (the "New Funds") -- shares of which will be issued only in a single class that shall be designated the "No-Load" class of shares; and

         WHEREAS, the Company wishes to add the New Funds as well as an additional group of funds to the exchange provisions in the Plan.

         NOW THEREFORE, the Company amends the Plan as follows:

         1. Effective January 2, 2001, shares currently designated "Institutional" class shares shall be renamed "No-Load" class shares; shares currently designated as "Institutional Service" class shares shall be renamed "Service" class shares.

         2. The Multiple Class Plan shall be applicable to the new Funds.

         3. Section 4 of the Plan entitled "Exchange Privileges" shall be amended, contingent on the closing of the transaction whereby New York Investment Management LLC becomes the investment adviser to the Eclipse Funds, by adding the following sentence:

            Effective January 2, 2001, shareholders may also exchange shares of a No-Load class of any Fund for shares of any fund that is a series of The Eclipse Funds (an "Eclipse Fund"), based upon the Fund's or the Eclipse Fund's net asset value per share.
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         IN WITNESS WHEREOF, the Company, on behalf of the Funds has adopted this amendment to the Plan as of the 5th day of December, 2000.


                                            MAINSTAY INSTITUTIONAL FUNDS INC.


                                            By:_________________________________
                                                Title:  Secretary


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